Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports First Quarter 2013 Results

MORGAN HILL, Calif., May 13, 2013 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the first quarter ended March 31, 2013.

First Quarter 2013 vs. 2012

Coast reported an improvement in its results of operations for the first quarter of 2013, as it reduced its net loss in the quarter by 30%, to $0.9 million, or $0.20 per diluted share, from a net loss of $1.3 million, or $0.30 per diluted share, in the first quarter of 2012. This improvement was due primarily to increases in net sales and gross margin in this year’s first quarter as compared to the same quarter of 2012.

Net sales for the quarter increased 4.7 percent, to $25.4 million, compared to net sales of $24.2 million in the first quarter of 2012, primarily as a result of a strengthening of economic conditions as well as an increase in consumer confidence, ultimately leading to increases in the purchases of Coast’s products. This increase was accomplished despite unusually severe weather conditions in this year’s first quarter which the Company believes adversely affected sales in Canada and in the northeastern and midwestern regions of the United States. Coast also initiated new marketing programs in the second half of 2012 which served to increase sales of the Company’s proprietary products to specialty retailers and mass merchandisers. These represent relatively new channels for the Company and continue to be an area of investment.

Gross profit in the first quarter of 2013 increased by $0.8 million, to $4.2 million, resulting in an increase in gross margin to 16.5 percent, from 14.1 percent in the same quarter of 2012. These increases were due primarily to (i) an increase in sales of the Company’s proprietary products, which typically carry a higher gross margin, (ii) selected price increases on our products, and (iii) the effect of fixed warehousing costs on the corresponding increased sales volume.

Selling, general and administrative expenses (SG&A) increased by $0.4 million, or 7.7 percent, to $5.4 million in this year’s first quarter, compared to $5.0 million in the same quarter of 2012. Increases in SG&A were primarily attributable to new marketing initiatives the Company implemented as well as a ramp-up in the hiring of sales personnel to drive further increases in sales and market share. This investment is aligned with the Company’s key strategic initiative to enhance long-term growth in sales and profitability through sales of proprietary products.

On the balance sheet, accounts receivable decreased $0.9 million, to $18.1 million, compared to $19.0 million in the same quarter of 2012. Inventories at March 31, 2013 were $34.6 million, an increase of $4.6 million compared with $30.0 million at March 31, 2012. The increase in inventory levels from the prior year was a result of Coast’s efforts to increase sales and market share of the Company’s proprietary products, and to support increased sales levels. Primarily as a result of the increase in inventories, which were funded with credit line borrowings, long-term debt increased to $22.2 million at March 31, 2013 from $17.7 million at March 31, 2012.

“We made considerable progress in the first quarter, as we generated improved sales and margins resulting in a 30% reduction in our loss in this year’s first quarter as compared to both the first quarter of 2012 and the immediately preceding quarter ended December 31, 2012. We have seen encouraging signs in our core markets, including a strengthening RV market and improving consumer confidence that give us reason to be optimistic for the remainder of 2013,” said Coast’s Chief Executive Officer Jim Musbach. “We also believe that our first-quarter results demonstrate the value of our strategy to increase sales of our proprietary products. We can see that our investment in the production and marketing of these products is demonstrating sustainable growth in the first half the year, given the support of a more optimistic base of consumers committed to the RV and outdoor lifestyle. We remain committed to our strategic goal for 2013 of returning to profitability by continued investment in marketing and human capital to support the growth of our higher-margin proprietary products while capturing additional market share in our core market.”

The Coast Distribution System

May 13, 2013

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions and which heightens liquidity risks for our business; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 29, 2013, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks to which our business is subject, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2012 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

The Coast Distribution System

May 13, 2013

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$25,397	$24,248
Cost of sales, including distribution costs	21,195	20,839

Gross profit	4,202	3,409
Selling, general and administrative expenses	5,371	4,989

Operating loss	(1,169)	(1,580)
Other (income) expense
Interest	173	139
Other	16	(9)

	189	130

Loss before income taxes	(1,358)	(1,710)
Income tax benefit	(419)	(365)

Net loss	$(939)	$(1,345)

Basic loss per share	$(0.20)	$(0.30)

Diluted loss per share	$(0.20)	$(0.30)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	March 31, 2013	March 31, 2012
ASSETS
Cash	$722	$1,135
Accounts receivable, net	18,133	19,025
Inventories, net	34,553	30,014
Other current assets	2,651	2,427

Total Current Assets	56,059	52,601
Property, Plant & Equipment, net	1,187	1,350
Other Assets	3,595	2,950

Total Assets	$60,841	$56,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$7,666	$6,755
Accrued liabilities	3,001	3,170

Total Current Liabilities	10,667	9,925
Long-Term Debt	22,244	17,733
Total Stockholders’ Equity	27,930	29,243

Total Liabilities and Stockholders’ Equity	$60,841	$56,901